Issuer Free Writing Prospectus

Filed under Rule 433

Registration Statement No. 333- 185248

Pricing Term Sheet

Merck & Co., Inc. (the “Company”)

October 6, 2014

1.125% Notes due 2021

1.875% Notes due 2026

2.500% Notes due 2034

Expected ratings of the Notes:	A2 Moody’s / AA S&P (both stable)
Trade Date:	October 6, 2014
Settlement Date:	October 15, 2014
Format:	SEC Registered
Active Book-Runners:	BNP Paribas, Deutsche Bank AG, London Branch, J.P. Morgan Securities plc
Passive Book-Runners:	Merrill Lynch International, The Royal Bank of Scotland plc
Co-Managers:	Banco Santander, S.A., HSBC Bank plc, Banco Bilbao Vizcaya Argentaria, S.A., Lebenthal & Co., LLC, Société Générale, Standard Chartered Bank

Title:	1.125% Notes due 2021	1.875% Notes due 2026	2.500% Notes due 2034
Size:	€1,000mm	€1,000mm	€500mm
Maturity:	October 15, 2021	October 15, 2026	October 15, 2034
Interest Payment Dates:	October 15, commencing October 15, 2015	October 15, commencing October 15, 2015	October 15, commencing October 15, 2015
Coupon:	1.125% annual	1.875% annual	2.500% annual
Spread to Mid-Swap:	42 bps	62 bps	82 bps
Mid-Swap Yield:	0.724%	1.327%	1.755%
Benchmark Security:	DBR 2.25% due September 4, 2021	DBR 1.00% due August 15, 2024	DBR 4.75% due July 4, 2034
Spread to Benchmark Security:	72.9 bps	103.5 bps	95.8 bps
Benchmark Security Spot and Yield:	€112.470 / 0.415%	€100.825 / 0.912%	€152.58 / 1.617%
Yield to Maturity:	1.144%	1.947%	2.575%
Price to Public:	99.873%	99.236%	98.839%
Underwriting Discount:	40 bps	47.5 bps	65 bps
Make-Whole Call:	Each series of notes will be redeemable in whole or in part, at the Company’s option at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined in the preliminary prospectus supplement) (not including any portion of such payment of interest accrued as of the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the preliminary prospectus supplement), plus 15 basis points with respect to the 2021 notes, the Comparable Government Bond Rate plus 15 basis points with respect to the 2026 notes and the Comparable Government Bond Rate plus 15 basis points with respect to the 2034 notes, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but including, the redemption date.
Par Call:	On or after July 15, 2021 for the 2021 notes, July 15, 2026 for the 2026 notes and July 15, 2034 for the 2034 notes (three months prior to the maturity date of the 2021 notes, the 2026 notes or the 2034 notes, as applicable), the Company may redeem in whole or in part the 2021 notes, the 2026 notes or the 2034 notes, as applicable, at any time or from time to time, at the Company’s option, at a redemption price equal to 100% of the principal amount of the applicable notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
Tax Redemption:	The Company may offer to redeem all, but not less than all, of the notes in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.
Denominations	€100,000 + €1,000	€100,000 + €1,000	€100,000 + €1,000
Expected Listing:	NYSE	NYSE	NYSE

Governing Law	NY Law	NY Law	NY Law
Day Count Convention:	ACTUAL/ACTUAL (ICMA)	ACTUAL/ACTUAL (ICMA)	ACTUAL/ACTUAL (ICMA)
Common Code:	102894197	102894111	102894189
ISIN:	XS1028941976	XS1028941117	XS1028941893
CUSIP:	58933Y AK1	58933Y AL9	58933Y AM7

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC and that are incorporated by reference into the preliminary prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas, toll free at 1-800-854-5674, Deutsche Bank AG, London Branch at 1-800-503-4611, J.P. Morgan Securities plc by telephone collect at +44-207-134-2468. This pricing term sheet supplements the preliminary prospectus supplement issued by Merck & Co., Inc. on October 6, 2014 relating to its Prospectus dated December 3, 2012.

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